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                                                                   Exhibit 99.1

[LOGO OF ONEOK]                                                      News
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January 3, 2003                                      Contact:  Andrea Chancellor
                                                               (918) 588-7570

             ONEOK Announces Closing on Purchase of Texas Properties

     Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE) announced today it has closed on the purchase of the Texas gas distribution assets of Southern Union Company (NYSE:SUG) for $420 million. The new distribution division will operate under the name Texas Gas Service Company, Inc., a division of ONEOK Inc.

     David Kyle, chairman, president and chief executive officer of ONEOK, said, "This acquisition is significant because it enhances our gas distribution business, which remains a key component to our strategy. Also, with the closing, ONEOK becomes the fifth largest gas-only distributor in the United States based on number of customers." ONEOK now has more than 1.9 million customers in Oklahoma, Kansas and Texas.

     In addition to the gas distribution assets, the acquisition also includes 125 miles of natural gas transmission system that is regulated by the Texas Railroad Commission as well as other energy related assets involved in gas marketing, retail propane, and natural gas distribution investments in Mexico.

     "This acquisition is strategic for ONEOK because it enhances our footprint
- or reach -- in gas distribution service in the Southwest and Midwest region of the United States," Kyle added.

     "ONEOK has evolved since the mid 1990s into a diversified, Fortune 500 Company that has achieved double-digit earnings growth," he said.

     "Today, ONEOK owns and operates gas retail distribution, for instance, in more than one regulatory arena and in more than one weather environment, adding value and reducing risk," he

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added.

     ONEOK has evolved over the years in strategy and in approach to become the diversified energy company that it is today. As an example of the growth in retail gas distribution, ONEOK in 1997 acquired gas retail distribution assets in Kansas, today known as Kansas Gas Service Company. The acquisition nearly doubled ONEOK's size from about 750,000 customers to more than 1.4 million. ONEOK paid $963 per customer for the Kansas assets.

     The acquisition of the Texas gas distribution assets, announced today, follows that strategy of growth of a core business segment to extend ONEOK's reach. By comparison, ONEOK paid $762 per Texas customer in today's acquisition.

     ONEOK is comprised of five major business units--Production, Gathering and Processing, Transmission and Storage, Marketing and Trading, and Distribution, which operate along the natural gas value chain from the wellhead to the customer burner tips. The Company has long recognized a need to grow beyond the regulated utility arena. ONEOK strives to extract value along this commercial chain and grow the various segments by internal development and external acquisition.

     Beginning at the wellhead, today ONEOK, even after the previously announced sale of assets to Chesapeake Energy, relies on a strategy of acquiring `known' reserves and developing them using the latest technology, such as 3-D seismic.

     Downstream from the wellhead is gathering and processing.

     In 2000, ONEOK expanded its gas processing plant properties and gathering pipelines and today it has 24 gas processing plants and almost 14,000 miles of gathering pipeline.

     The transportation and storage segment receives gas from the gathering systems and processing plants and transports it to the cities and towns served by the distribution companies.

     In the mid-continent area, ONEOK's transmission asset base is strong with almost 10,000 miles of pipeline. In 2000 ONEOK acquisitions included Texas transmission pipelines.

     In deregulated natural gas markets, storage is critical. ONEOK's natural gas storage

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facilities have access to both interstate and intrastate transmission pipelines to get gas to markets in periods of high demand.

     And, ONEOK's energy marketing and trading segment is a growth area and an important component of the diversified energy company approach. While other companies' energy marketing and trading segments are facing criticism and challenges, ONEOK's strategy is "asset heavy," with a focus on owning and controlling assets and on trading physical commodities.

     ONEOK depends upon capacity in firm transportation, meaning leased or owned pipeline space to transport natural gas for producers--or to transport gas for customers who need gas supply. ONEOK utilizes gas in storage facilities that we either own or lease and have for periods of peak demand.

     The marketing and trading segment purchases, stores, markets and trades natural gas to both wholesale and retail customers in 28 states. ONEOK is ready to take care of its customers during periods of peak demand.

     "At a time when the energy industry is facing significant challenges, ONEOK will continue to build on a strong foundation, executing a proven growth strategy to deliver solid results and position the company to take full advantage of opportunities," Kyle added.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings

      For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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